EXHIBIT 99.1

US Oncology Announces Proposed Offering of Notes

HOUSTON, TX, July 22, 2004 – US Oncology, Inc. (“US Oncology”) (NASDAQ: USON) announced today that it is commencing an offering under Rule 144A and Regulation S of up to $200.0 million principal amount of senior notes due 2012 and up to $375.0 million principal amount of senior subordinated notes due 2014. The net proceeds of the offering, together with amounts borrowed under a new senior secured credit facility, the proceeds of a cash equity investment by an investor group led by Welsh, Carson, Anderson & Stowe IX, L.P. (“Welsh Carson”), and a portion of the cash on hand of US Oncology are intended to be used to finance US Oncology’s previously announced merger with an affiliate of Welsh Carson, refinance certain existing debt of US Oncology, and pay related fees and expenses. The simultaneous completion of the merger is one of the conditions to the offering. US Oncology anticipates completing the offering in August 2004.

This announcement is not an offer to sell nor a solicitation of an offer to buy the securities described herein. US Oncology is offering the notes in reliance upon exemptions from registration under the Securities Act of 1933 for offers and sales of securities that do not involve a public offering. The securities to be offered have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions, and those detailed from time-to-time in the US Oncology’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine US Oncology’s future results are beyond the ability of US Oncology to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. In particular, the merger is subject to risks and uncertainties, including the possibility that the merger may not occur due to the failure of US Oncology to obtain stockholder approval, the failure of the parties to satisfy the conditions in the merger agreement, such as the inability to obtain financing, or the occurrence of events that would have a material adverse effect on US Oncology as described in the merger agreement. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. US Oncology undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.